UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1.

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-211246

UNDER

THE SECURITIES ACT OF 1933

ZAIS GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-1314400
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322, Red Bank, NJ	07701-1106
(Address of principal executive offices)	(Zip Code)

ZAIS GROUP HOLDINGS, INC. 2015 STOCK INCENTIVE PLAN

(Full Title of the Plan)

—————————

Nisha Motani

Chief Financial Officer and Chief Accounting Officer

ZAIS Group Holdings, INC.

Two Bridge Avenue, Suite 322, Red Bank, NJ, 07701-1106

(732) 978-7518

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This Post-Effective Amendment filed by ZAIS Group Holdings, Inc. (the “Company”) deregisters all securities remaining unsold under the Registration Statement on Form S-8, File No. 333-211246 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on May 9, 2016, pertaining to the registration of 2,080,637 shares of the Company’s Class A Common Stock, par value $0.0001 per share, issuable under the ZAIS Group Holdings, Inc. 2015 Stock Incentive Plan

On May 18, 2018, pursuant to the Agreement and Plan of Merger, dated as of January 11, 2018, by and among the Company, ZGH Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Z Acquisition LLC , a Delaware limited liability company (“Parent”), the Company consummated the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

In connection with the Merger, the Company has terminated all offers and sales of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment to the Registration Statement statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on May 18, 2018.

ZAIS GROUP HOLDINGS, INC.

By:	/s/ Nisha Motani
Nisha Motani
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.